Exhibit 23.3

Phone +41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO Ltd Schiffbaustrasse 2 8031 Zurich

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of Onconetix Inc.'s Registration Statement of our report dated February 14, 2024, relating to the financial statements of Proteomedix AG for the years ended December 31, 2022 and 2021, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding Proteomedix AG’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Christoph Tschumi	/s/ Marc Furlato
Christoph Tschumi	Marc Furlato

BDO AG

Zurich, Switzerland

June 24, 2024

BDO Ltd, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.